Exhibit 99.1

Acuity Brands, Inc. 1 170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309

Tel: 404 853 1400
Fax: 404 853 1440

AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

ACUITY BRANDS REPORTS

2004 FOURTH QUARTER AND FULL YEAR RESULTS

ATLANTA, October 5, 2004 – Acuity Brands, Inc. (NYSE: AYI) announced today that net income for the fourth quarter of fiscal 2004 was $26.8 million, or $0.62 per diluted share, compared to $14.3 million, or $0.34 per diluted share, reported for the fourth quarter of fiscal 2003. Net income and diluted earnings per share increased by 87% and 82%, respectively. Included in net income and earnings per share for the fourth quarter of fiscal 2003 were certain pre-tax charges of $10.7 million (or $0.16 per diluted share) that were not repeated in 2004 and are more fully described below. In addition, the Company continued to reduce debt, ending the 2004 fourth quarter with total debt of $395.7 million, down $33.9 million from May 31, 2004 and $50.1 million from August 31, 2003.

Net sales for the fourth quarter ended August 31, 2004 were $563.4 million compared to $533.7 million reported in the year-ago period, an increase of $29.7 million, or 6%. Acuity Brands Lighting (ABL) and Acuity Specialty Products (ASP) increased net sales by 6% and 4%, respectively, due primarily to higher shipments and improved pricing on certain products. Consolidated operating expenses decreased to 33.1% of net sales in the fourth quarter of fiscal 2004, compared to 36.1% reported in the year-ago period, due primarily to the previously mentioned charges that were included in the prior year. Consolidated operating profit of $49.1 million was $17.2 million, or 54%, higher in the fourth quarter of fiscal 2004 compared to the year-ago period due to the contribution margin from the higher net sales noted above and lower operating expenses. The increase in net income was due primarily to the higher operating profit previously noted and a lower effective income tax rate.

Fourth Quarter Segment and Corporate Overview

Net sales at Acuity Brands Lighting in the fourth quarter of fiscal 2004 were $422.6 million compared to $398.1 million reported in the year-ago period, an increase of $24.5 million, or 6%. The increase in net sales at ABL was due primarily to higher shipments and better pricing for certain products. The backlog at ABL decreased $51.2 million, or 25%, to $152.8 million at August 31, 2004 from May 31, 2004, reflecting the shipment of orders placed in advance of a price increase effective in May and the normal seasonal pattern for the non-residential construction market. Operating profit at ABL increased $14.9 million, or 56%, to $41.7 million in the fourth quarter of fiscal 2004 from $26.8 million reported in the prior year. Operating profit margins at ABL improved to 9.9% of net sales from 6.7% reported in the year-ago period. The increase in operating profit was due primarily to the contribution margin from the higher net sales noted above, benefits from continuous improvement programs, including sourcing initiatives to lower product costs, and efficiencies resulting from the manufacturing network transformation. Additionally, the prior year included a pre-tax charge of $8.0 million for a patent litigation settlement, which was not repeated in fiscal 2004. These improvements were partially offset by costs associated with the consolidation of certain manufacturing facilities, higher costs for various raw materials, and estimated pre-tax costs of $2.5 million associated with a voluntary product recall expected to be announced by the end of October.

Net sales at Acuity Specialty Products in the fourth quarter of fiscal 2004 were $140.8 million compared to $135.6 million, an increase of $5.2 million, or 4%, over the same period one year earlier. The increase in net sales was due primarily to improved pricing in the domestic industrial and institutional channel and greater volume in the international market, partially offset by the absence of sales from a small product line divested in November 2003. Operating profit at ASP for the fourth quarter of fiscal 2004 increased $4.5 million, or 44%, to $14.8 million from $10.3 million reported in the year-ago period, while operating margins improved to 10.5% of net sales from 7.6% in the year-ago period. The improvement in operating profit was due primarily to the profit contribution from the higher net sales in the current year, 2003 pre-tax charges of $2.7 million related to environmental matters, and charges related to inventory that were recorded in the prior year.

Corporate expenses were $7.4 million in the fourth quarter of fiscal 2004 compared to $5.2 million in the year-ago period. The increase was due primarily to higher expense associated with certain stock-based benefit programs and expanded services to comply with the requirements of the Sarbanes-Oxley Act. Net interest expense in the fourth quarter of fiscal 2004 declined to $8.5 million from $8.9 million reported in the year-ago period due primarily to a reduction in outstanding debt balances.

Fiscal 2004 Full Year Results

Net sales for the year ended August 31, 2004 increased $54.9 million, or 3%, to $2,104.2 million compared to $2,049.3 million reported in the same period a year ago. Consolidated operating profit for fiscal 2004 increased $27.6 million, or 25%, to $137.9 million compared to operating profit of $110.3 million in the prior year. Consolidated operating margins improved to 6.6% of net sales for the year ended August 31, 2004 from 5.4% of net sales reported in the prior year. Net income in 2004 was benefited by a 34.5% effective income tax rate, which is below the expected rate of 36.0%. Net income for fiscal 2004 was $67.2 million, or $1.56 per diluted share, compared to net income of $47.8 million, or $1.15 per diluted share, for fiscal 2003. Net income and diluted earnings per share increased 41% and 36%, respectively, in fiscal 2004 compared to the year-ago period.

Comments

Vernon J. Nagel, Chairman and Chief Executive Officer of Acuity Brands, said, “I am pleased to report that we again demonstrated meaningful improvement in our financial performance while experiencing no tangible improvement in the non-residential construction market. Overall, fiscal 2004 consolidated operating profit margins improved by 120 basis points and diluted earnings per share increased by 36% over the prior year. The significant improvement in fiscal 2004 performance resulted from the benefits of numerous initiatives to enhance margins, improve operating efficiencies, and lower costs. We delivered these positive results while incurring costs and inefficiencies to redeploy resources within the supply chain at ABL that we anticipate will strengthen future performance and while confronting rising raw material costs company-wide. For example, the increased cost of steel reduced consolidated operating profit by approximately $5.0 million in the fourth quarter as compared to the prior year.

“We also continued to focus on driving cash flow and strengthening our financial position. As of August 31, 2004, our outstanding debt balance was $395.7 million, a reduction of $50.1 million since August 31, 2003. Further, our debt-to-total-capitalization ratio was 45.3% compared to 52.2% in the prior-year period. We have achieved this level of debt reduction while accelerating investment in key areas of our businesses and continuing to pay approximately $26 million in annual dividends.

“We expect that fiscal 2005 will be a challenging year, as we are cautious about the potential for a meaningful recovery in the non-residential construction market and expect that prices for certain components and raw materials (particularly steel and petroleum-based products) will continue to increase dramatically. However, we do expect benefits from continuous improvement initiatives and our annual product and price review programs to help offset these rising costs. In light of tepid demand for non-residential construction lighting fixtures and the anticipated timing of raw material cost increases, we expect operating results for the first half of fiscal 2005 to be relatively consistent with those of the first half of fiscal 2004. However, we hope to again make meaningful progress in 2005 towards our long-term goal of delivering consistent growth in earnings per share of 15% per annum. Additionally, we anticipate reducing debt to our targeted debt-to-capitalization ratio of approximately 40% by the end of fiscal 2005 while increasing available cash, investing approximately $50 to $55 million in capital expenditures, and paying annual dividends of approximately $26 million.”

Conference Call

As previously announced, the Company will host a conference call to discuss fourth quarter and full year results on October 5, 2004 at 4:00 p.m. ET. Interested parties may listen to this call live today or hear a replay until October 26, 2004 at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc., with fiscal year 2004 net sales of over $2.1 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is a world leader in lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, and Gotham®. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Enforcer®, and Selig Industries™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 11,000 people and has operations throughout North America and in Europe and Asia.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Consequently, actual results may differ materially from those indicated by the forward-looking statements. Statements made herein that may be considered forward-looking include statements concerning: (a) estimated costs of a voluntary product recall; (b) effects of redeployment of resources within the supply chain at ABL on future performance; (c) timing of recovery in the non-residential construction market; (d) future prices for certain raw materials; (e) future benefits from continuous improvement initiatives and annual product and price review programs; (f) the expected tax rate; (g) the outlook for the financial performance in the first half of fiscal 2005; (h) progress towards our long-term goal related to growth in earnings per share; (i) expected reduction in debt, changes in the Company’s debt-to-capitalization ratio, and available cash; and (j) projected capital expenditures and dividend payments.

A variety of risks and uncertainties could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties include without limitation the following: (a) the uncertainty of general business and economic conditions, including the potential for a more severe slowdown in non-residential construction and other industrial markets, changes in interest rates, and fluctuations in commodity and raw material prices or foreign currency rates; (b) the Company’s ability to realize the anticipated benefits of initiatives expected to reduce costs, improve profits, enhance customer service, increase manufacturing efficiency, reduce debt, and expand product offerings and brands in the market through a variety of channels; (c) the risk that the Company will be unable to execute its various initiatives within expected time frames; (d) unexpected developments in the Company’s legal, environmental, and product recall matters; and (e) the other risk factors more fully described in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 6, 2004.